Exhibit 10.1

April 12, 2010

Transcend Services, Inc., and Medical Dictation Services, Inc.

One Glenlake Parkway

Suite 1325 Atlanta,

GA 30328

Attn:	Mr. Lance Cornell,
Chief Financial Officer
Re:	$70,000,000 Senior Secured Credit Facility

Dear Lance:

Transcend Services, Inc., a Delaware corporation (“Transcend”), and Medical Dictation Services, Inc., Maryland corporation (“MDSI”; Transcend and MDSI, jointly and severally, the “Borrowers” and, each, a “Borrower”) have advised Regions Business Capital, a division of Regions Bank (“RBC”), Regions Bank, an Alabama bank (“Regions Bank”), and Regions Capital Markets, a division of Regions Bank (“RCM”; RBC, Regions Bank, and RCM, collectively, the “Regions Entities” and, each, a “Regions Entity”), that the Borrowers desire to enter into a senior secured credit facility in an aggregate principal amount of up to $70,000,000 (the “Senior Credit Facility”), as more fully described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “Term Sheet” and together with this letter, the “Commitment Letter”). Regions understands that the proceeds of the Senior Credit Facility will be used for the purposes set forth in the Term Sheet. The date on which the credit agreement evidencing the Senior Credit Facility closes is referred to as the “Closing Date.”

In connection with the foregoing, the Borrowers have requested that (i) RBC agree to serve as the sole and exclusive administrative agent (in such capacity, the “Agent”) for the Senior Credit Facility; (ii) Regions Bank provide a commitment to lend all of the Senior Credit Facility; and (iii) RCM serve as sole lead arranger and book runner (in such capacities, the “Lead Arranger”) for the Senior Credit Facility, and in such capacities to form a syndicate of financial institutions (together with Regions Bank, the “Lenders”) reasonably acceptable to the Borrowers for the Senior Credit Facility.

Subject to the terms and conditions in the Commitment Letter (including the Term Sheet), RBC is pleased to confirm its commitment to serve as Agent for the Senior Credit Facility; Regions Bank is pleased to confirm its commitment to lend all of the Senior Credit Facility; and RCM is pleased to confirm its willingness to act as Lead Arranger for the Senior Credit Facility.

A. Terms and Conditions of the Senior Credit Facility

The principal terms and conditions of the Senior Credit Facility shall include those set forth in the Term Sheet. In addition, the Lead Arranger, on behalf of the Lenders, may require certain other customary terms and conditions found in a credit facility of this type, which may not be specifically listed in the Term Sheet.

B. Syndication

The Lead Arranger will manage and control all aspects of the syndication of the Senior Credit Facility in consultation with the other Regions Entities and the Borrowers, including the timing of all offers to potential Lenders, the allocation of commitments, and the determination of compensation and titles (such as co-agent, managing agent, etc.) given, if any, to such Lenders. The Borrowers agree that no additional agents, co-agents, underwriters, or arrangers will be appointed, or other titles conferred, without the prior written consent of the Lead Arranger and that no Lender will receive any compensation for its commitment to, or participation in, the Senior Credit Facility except as expressly set forth in the Term Sheet or the Fee Letter (as defined below), or as otherwise agreed to and offered by the Lead Arranger. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Regions Entities.

As part of the consideration for the undertakings and the obligations of the Regions Entities hereunder, the Borrowers agree to cooperate in such syndication process and to take all action as the Regions Entities may reasonably request to assist the Lead Arranger in forming a syndicate of Lenders acceptable to the Regions Entities and the Borrower and the commitment of Regions Bank hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from other Lenders. The Borrowers’ assistance may include, but not be limited to (i) providing and causing its advisors to provide the Regions Entities and the other Lenders upon request with all information reasonably deemed necessary by the Lead Arranger to complete the syndication, including, but not limited to, information and evaluations prepared by the Borrowers or their advisors, or on the Borrowers’ behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (ii) assisting in the preparation of an Information Memorandum (the “Information Memorandum”) and other materials to be used in connection with the syndication of the Senior Credit Facility (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Lenders (as hereinafter defined), the “Information Materials”), (iii) the Borrowers’ using their best efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from their existing banking relationships, and (iv) otherwise assisting the Lead Arranger in its syndication efforts, including by the Borrowers’ making their officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

C. Fees

The fees payable to the Regions Entities in connection with their obligations hereunder are set forth in that certain letter agreement dated the date hereof, executed by the Regions Entities and acknowledged and agreed to by the Borrower (the “Fee Letter”). The obligations of the Regions Entities pursuant to this Commitment Letter are subject to the execution and delivery of the Fee Letter by the Borrower, which Fee Letter constitutes an integral part of this Commitment Letter.

D. Conditions Precedent

The undertakings and obligations of the Regions Entities under this Commitment Letter are subject to (i) the preparation, execution and delivery of mutually acceptable loan documentation, including, without limitation, a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the accuracy (in all material respects) of all representations that the Borrowers or their affiliates make to any Regions Entity (including those in Section E below) regarding the Borrowers and their subsidiaries and all information that the Borrowers furnish to any Regions Entity concerning the Borrowers and their subsidiaries; (iii) the absence of (x) any information or other matter being disclosed after the date hereof and (y) any Regions Entity’s becoming aware of any information relating to the Borrowers or their subsidiaries, that, in either case is inconsistent in a material and adverse manner with any information or other material disclosed to any Regions Entity; (iv) the payment in full of all fees, expenses and other amounts payable hereunder and under the Fee Letter; (v) the Borrowers’ compliance in all material respects with the provisions of this Commitment Letter; (vi) an initial closing of the Senior Credit Facility on or prior to May 28, 2010; and (vii) the satisfaction of the other conditions set forth in the Term Sheet.

E. Information.

Each Borrower represents, warrants, and covenants to the Regions Entities that (i) all information that has been or will be made available to any Regions Entities by such Borrower or any of its representatives (or on such Borrower’s or such representative’s behalf) in connection with any aspect of the transactions contemplated by this Commitment Letter (other than the Projections) (the “Information”) is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading; (ii) all financial projections concerning the Transcend and its subsidiaries that have been or are hereafter made available to any Regions Entities or the Lenders by any Borrower or any of its representatives (or on such Borrower’s or such representative’s behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions. Each Borrower agrees to supplement the Information and the Projections from time to time until the Closing Date so that the representations and warranties contained in this Section E remain correct. In issuing the commitments and undertakings hereunder and in arranging and syndicating the Senior Credit Facility, the Regions Entities shall be entitled to use and rely on the accuracy of the Information and the Projections without responsibility for independent verification thereof. Each Borrower further represents and warrants that it is duly authorized to execute and deliver this Commitment Letter and that this Commitment Letter has been duly validly executed and delivered by such Borrower.

Each Borrower acknowledges that the Regions Entities on behalf of the Borrowers will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak or another similar electronic system. In connection with the syndication of the Senior Credit Facility, unless the parties hereto otherwise agree in writing, no Borrower shall be under any obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to Transcend or its affiliates, or the respective securities of any of the foregoing. Each Borrower agrees, however, that the definitive credit documentation will contain provisions concerning Information Materials that may be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of certain Information Materials to prospective Lenders, each Borrower shall provide the Regions Entities with a customary letter authorizing the dissemination thereof.

Each Borrower authorizes the Lead Arranger and its affiliates, including RBC and Regions Bank, to share with each other, and to use, credit and other confidential or non-public information regarding such Borrower and its affiliates to the extent permitted by applicable laws and regulations and for the purpose of performing their obligations under this Commitment Letter and the Senior Credit Facility.

F. Indemnities, Expenses, Etc.

1.

Indemnification. Each Borrower, jointly and severally, agrees to indemnify and hold harmless each of the Regions Entities, each other Lender, each of their respective affiliates, and each of their respective directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities, or other expenses of any kind or nature (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any third party or by any Borrower or any of its subsidiaries, insofar as such Losses arise out of or in any way relate to or result from this Commitment Letter, the Fee Letter, the financings, and other transactions contemplated by this Commitment Letter (including, without limitation, the performance by any Indemnified Person of its obligations hereunder) or the use of the proceeds of the Senior Credit Facility, including, without limitation, (i) all Losses arising out of any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto) and (ii) Losses that arise out of untrue statements made or statements omitted to be made by or on behalf of any Borrower or any of its affiliates, or with any Borrower’s or any of its affiliates’ consent or in conformity with such Borrower’s actions or omissions), in each case whether or not such Indemnified Person is a party to any such proceeding; provided that the Borrowers shall not be liable pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person. Each Borrower also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to such Borrower or its subsidiaries or affiliates or to its respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction. No Borrower shall, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such indemnity.

2.	CONSEQUENTIAL DAMAGES. NO INDEMNIFIED PERSONS SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF THIS COMMITMENT LETTER, THE FEE LETTER, THE SENIOR CREDIT FACILITY, OR ANY OF THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED BY THIS COMMITMENT LETTER. NONE OF THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, LEGAL COUNSEL, AND CONSULTANTS OF THE BORROWERS SHALL BE RESPONSIBLE OR LIABLE TO THE AGENT, THE LEAD ARRANGER, OR ANY LENDER FOR ANY PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF THIS COMMITMENT LETTER, THE FEE LETTER, THE SENIOR CREDIT FACILITY, OR ANY OF THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED BY THIS COMMITMENT LETTER.

3. Expenses. In further consideration of the commitments and undertakings of the Regions Entities hereunder, and recognizing that in connection herewith the Regions Entities will be incurring certain costs and expenses (including, without limitation, fees and disbursements of counsel and costs and expenses for due diligence, syndication, transportation, duplication, mailings, messenger services, dedicated web page on the internet for the transactions contemplated by this Commitment Letter, and field examinations), each Borrower, jointly and severally, hereby agrees to pay, or to reimburse each Regions Entity on demand for, all actual out-of-pocket expenses and costs and reasonable attorneys’ fees (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated, and regardless of whether an executed original of this Commitment Letter or the Fee Letter are delivered to any the Regions Entities. Each Borrower also agrees to pay all actual out-of-pocket costs and expenses of the Regions Entities (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. The “Deposit” (as such term is defined in that certain proposal letter dated March 19, 2010, from RBC and RCM to Transcend (the “Proposal”)) shall, until exhausted, be applied to the Regions Entities’ expenses as provided in this paragraph and in the Proposal and, if applicable, refunded to Transcend on the same terms as are set forth in the Proposal.

G. Miscellaneous

1.	Effectiveness. This Commitment Letter shall constitute a binding obligation of each the Regions Entity for all purposes immediately upon the acceptance hereof by the Borrowers in the manner specified below. Notwithstanding any other provision of this Commitment Letter, the commitments, and undertakings of any Regions Entities set forth herein shall not be or become effective for any purpose unless and until this Commitment Letter and the Fee Letter shall have been accepted by the Borrowers in the manner specified below.

2.

Termination. Unless this Commitment Letter and the Fee Letter have been executed by the Borrowers and delivered to Lead Arranger, prior to 4:00 p.m., Atlanta, Georgia, time, on April 14, 2010, the commitments and obligations of each the Regions Entity under this Commitment Letter shall terminate on such date. If this Commitment Letter and the Fee Letter are executed and delivered by the Borrowers to the Lead Arranger, in accordance with the preceding sentence, all commitments and undertakings of the Regions Entities hereunder shall terminate at 5:00 p.m., Atlanta, Georgia, on May 28, 2010, unless the definitive credit agreement and other legal documents related to the Senior Credit Facility have been executed and delivered on or prior to such date (with it being agreed that the parties hereto will work diligently to achieve this schedule). In consideration of the time and resources that the Regions Entities will devote to the Senior Credit Facility, the Borrowers agree that, until such expiration, neither of them will solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for Transcend or any of its subsidiaries. Furthermore, by acceptance of this Commitment Letter, any other commitments outstanding with respect to the Senior Credit Facility by any Regions Entity will be terminated. The commitments and undertakings of the Regions Entities may be terminated by the Regions Entities if any Borrower fails to perform its obligation under this Commitment Letter and the Fee Letter on a timely basis. Any other term or provision of this Commitment Letter, the Fee Letter, or the Term Sheet to the contrary notwithstanding, the Existing Agreement (as such term is defined in the Term Sheet) shall remain in full force and effect, in accordance with its terms, until such time (if ever) that the Senior Credit Facilities are consummated as contemplated herein. The termination or expiration of this Commitment Letter shall not constitute any termination of the Existing Agreement (except to the extent this Commitment Letter is terminated in connection with the consummation of the Senior Credit Facilities).

3.	No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Borrowers, each of the Regions Entities, and the Indemnified Persons. No provision hereof shall be deemed to confer rights on any other person or entity.

4.	No Assignment; Amendment. This Commitment Letter and the Fee Letter may not be assigned by any Borrower or any Regions Entity to any other person or entity; provided, that, without limiting the foregoing restriction, all of the obligations of each Borrower hereunder and under the Fee Letter shall be binding upon the successors and assigns of such Borrower and each Regions Entity, respectively. No amendment, waiver, or modification of any provision hereof shall in any event be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. The section headings contained herein have been inserted as a matter of convenience of reference and are not part of this Commitment Letter.

5.	Use of Name and Information. Each Borrower agrees that any references to any Regions Entity or any of its affiliates made in connection with the Senior Credit Facility are subject to the prior approval of such Regions Entity. Each Regions Entity shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facility in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications; including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense.

6.	GOVERNING LAW. THIS COMMITMENT LETTER AND THE FEE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

7.	WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWERS AND THE REGIONS ENTITIES WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER, THE FEE LETTER, OR ANY OTHER DOCUMENTS CONTEMPLATED HEREBY. Each Borrower irrevocably and unconditionally submits to the exclusive jurisdiction of any state court in the State of Georgia or the United States District Court for the Northern District of Georgia for the purpose of any suit, action, or proceeding arising out of or relating to this Commitment Letter or the Fee Letter. Each of the Borrowers and the Regions Entities irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding has been brought in any such court and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action, or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Borrower or any Regions Entity is or may be subject, by suit upon judgment.

8.	Survival. The obligations and agreements of the Borrowers contained in the last paragraph of Section E, Section F, and paragraphs 2, 6, 7, and 9 of this Section G shall survive the expiration and termination of this Commitment Letter.

9.	Confidentiality. Neither of the Borrowers will disclose or permit disclosure of this Commitment Letter, the Fee Letter, or the contents of the foregoing to any person or entity (including, without limitation, any Lender other than Regions Bank), either directly or indirectly, orally or in writing, except (i) to the Borrowers’ officers, directors, agents, advisors, and legal counsel who are directly involved in the transactions contemplated hereby, in each case on a confidential basis or (ii) as required by law (in which case the Borrowers agree to inform the Lead Arranger and the Agent promptly thereof); provided, however, it is understood and agreed that the Borrowers may disclose this Commitment Letter (including the Term Sheet) but not the Fee Letter after their acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and filings before or in the applicable court or courts in connection with Project Saturn and the purchase of stock and assets there under. Each of the Regions Entities hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 10756 (signed into law October 26, 2001) (the “Patriot Act”), it and its affiliates are required to obtain, verify, and record information that identifies the Borrowers and their affiliates, which information includes the name, address, tax identification number, and other information regarding the Borrowers and their affiliates that will allow it to identify the Borrowers and their affiliates in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Regions Entity and its affiliates.

10.	Counterparts. This Commitment Letter and the Fee Letter may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of a counterpart hereof via facsimile transmission or electronic mail via Adobe Corporation’s Portable Document Format (or PDF) shall be as effective as delivery of a manually executed counterpart hereof.

11.	No Fiduciary Duty. Each Borrower acknowledges and agrees that (i) the commitment to and syndication of the Senior Credit Facility pursuant to this Commitment Letter are an arm’s-length commercial transaction between the Borrowers, on the one hand, and the applicable Regions Entities, on the other, and the Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks, and conditions of the transactions contemplated by this Commitment Letter, (ii) in connection with the transactions contemplated hereby and the process leading to such transactions, each of the Regions Entities is and has been acting solely as a principal and is not the agent or fiduciary of any Borrower or its affiliates, stockholders, creditors, employees, or any other party, (iii) none of the Regions Entities has assumed an advisory responsibility or fiduciary duty in favor of any Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Regions Entity has advised or are currently advising such Borrower on other matters) and none of the Regions Entities has any obligation to any Borrower except those expressly set forth in this Commitment Letter, (iv) any of the Regions Entities and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their affiliates, and none of the Regions Entities shall have any obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter, and (v) none of the Regions Entities has provided any legal, accounting, regulatory, or tax advice with respect to any of the transactions contemplated hereby and the Borrowers have consulted their own legal, accounting, regulatory, and tax advisors to the extent it deemed appropriate. Each Borrower waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Regions Entities with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter.

12. Entire Agreement. Upon acceptance by the Borrowers as provided herein, this Commitment Letter, the Fee Letter referenced herein, and those portions of the Proposal relating to the Deposit shall supersede all understandings and agreements between the parties to this Commitment Letter in respect of the transactions contemplated hereby. Those matters that are not covered or made clear herein or in the Term Sheet, the Fee Letter, or such portions of the Proposal are subject to mutual agreement of the parties. Upon execution and delivery of this Commitment Letter by each of the parties hereto, that certain engagement letter dated March 24, 2010, from RCM to Transcend shall be deemed amended and restated and shall thereafter be evidenced by the terms of this Commitment Letter.

Upon the execution and delivery of this Commitment Letter, this Commitment Letter will supersede, in its entirety, that certain letter dated as of April 8, 2010, from the Regions Entities to the Borrowers regarding “$65,000,000 Senior Secured Credit Facility,” which referred to itself as the “Commitment Letter.”

[Continued on following page.]

We look forward to working with you on this important transaction.

Very truly yours,

REGIONS BUSINESS CAPITAL, A DIVISION OF REGIONS BANK

By:	/s/ Carol J. Langerdorfer
Name:	Carol J. Langerdorfer
Title:	Senior Vice President / Managing Director

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

By:	/s/ Nikki Mullan
Name:	Nikki Mullan
Title:	Vice President

REGIONS BANK

By:	/s/ Carol J. Langerdorfer
Name:	Carol J. Langerdorfer
Title:	Senior Vice President / Managing Director

ACCEPTED AND AGREED
This 12th day of April, 2010:

TRANSCEND SERVICES, INC.

By:	/s/ Lance Cornell
Name:	Lance Cornell
Title:	CFO

MEDICAL DICTATION SERVICES, INC.

By:	/s/ Lance Cornell
Name:	Lance Cornell
Title:	CFO

ANNEX I

Summary of Principal Terms and Conditions of

TRANSCEND SERVICES, INC.

$70,000,000 Senior Secured Credit Facility

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Principal Terms and Conditions is attached.

Borrowers:	Transcend Services, Inc., a Delaware corporation (“Transcend”), Medical Dictation Services, Inc., a Maryland corporation (“MDSI”), and all other of Transcend’s domestic subsidiaries now or hereafter arising or existing (Transcend, MDSI, and all of such domestic subsidiaries, jointly and severally, the “Borrowers” and, each, a “Borrower”). Each of Transcend’s domestic subsidiaries which come into existence or arise after the Closing Date shall execute and deliver a joinder agreement, thereby becoming a Borrower, jointly and severally liable with all other Borrowers; provided, however, Agent (as defined below), in its discretion and upon receipt of Transcend’s written request, may permit any of Transcend’s domestic subsidiaries arising after the Closing Date to become a Guarantor (as defined below), rather than a Borrower.

Guarantors:	All of Transcend’s existing and future direct and indirect domestic subsidiaries which do not become a Borrower as provided above shall become a Guarantor (each, a “Guarantor” and, collectively, the “Guarantors”).

Agent reserves the right to require one or more of Transcend’s direct or indirect foreign subsidiaries to become Guarantors (or to grant liens on their respective assets to secure the Senior Credit Facilities (as such term is defined below)), except to the extent that Transcend demonstrates to Agent’s satisfaction that such foreign subsidiary is a “controlled foreign corporation” (as such term is defined and used in the Internal Revenue Code) and its becoming a Guarantor or granting such lien on its assets would result in material and adverse tax consequences to Transcend or its affiliates. Any of the foregoing to the contrary notwithstanding, Spheris India Private Limited (the “Indian Sub”) shall not be required to become a Guarantor.

All Guarantors will guaranty the Senior Credit Facilities and all obligations arising under treasury services, hedging agreements, and other bank products provided by Agent, any Lender, or any of their respective affiliates. All guarantees will be guarantees of payment and not of collection.

As used herein, the term (a) “Domestic Credit Parties” means Transcend and each of its domestic, wholly owned subsidiaries which is a Borrower or a Guarantor and “Domestic Credit Party” means each of them and (b) “Credit Parties” means Transcend and each of its subsidiaries which is a Borrower or Guarantor or has granted a lien on its respective assets to secure the Borrowers’ obligations under the Senior Credit Facilities and “Credit Party” means each of them.

Confidential	1	Regions Capital Markets

Administrative Agent:	Regions Business Capital, a division of Regions Bank, an Alabama bank (“Regions Bank”), will act as sole administrative and collateral agent in such capacities, the “Agent”).

Sole Lead Arranger and Book Runner:	Regions Capital Markets, a division of Regions Bank, will act as sole lead arranger and sole book runner (in such capacities, the “Lead Arranger”).

Lenders:	Regions Bank and one or more additional financial institutions (each, a “Lender” and, collectively, the “Lenders”). The obligations of the Lenders to the Borrowers are several and not joint.

Swingline Lender:	Regions Bank (in such capacity, the “Swingline Lender”).

Letter of Credit Issuer:	Regions Bank (in such capacity, the “LC Issuer”).

Senior Credit Facilities:	The credit facility will comprise the following (with all of the following being referred to herein as the “Senior Credit Facilities”):

Revolving Credit Facility: A $20,000,000, 4-year revolving credit facility (the “Revolving Credit Facility”), with:

(a) Letters of Credit Subfacility: A $5,000,000 sublimit for the issuance of standby and documentary letters of credit (each, a “Letter of Credit”) to be issued by LC Issuer; and

(b) Discretionary Swingline Subfacility: A $5,000,000 discretionary, swingline subfacility to be provided by the Swingline Lender (the “Swingline Subfacility”).

Term Loan Facility: A $50,000,000, 4-year term loan facility (the “Term Loan Facility”) (provided, however, that Borrowers may, at their option, at any time before the Closing Date, elect to reduce the amount of the Term Loan Facility to $45,000,000).

Amendment and Restatement:	The definitive documentation for the Senior Credit Facilities may constitute an amendment and restatement of that certain Loan and Security Agreement dated as of August 31, 2009, by and among Transcend, MDSI, and Regions Bank, as amended (the “Existing Agreement”), and may be styled as “Amended and Restated Credit and Security Agreement.” To the extent applicable, but subject to Agent’s reasonable discretion, all representations, warranties, affirmative and negative covenants (but not including any financial covenants), and events of default in the definitive documentation which have a corollary provision in the Existing Agreement will be subject to baskets and reasonableness and materiality qualifiers to the same extent and of the same tenor as are in the Existing Agreement.

Confidential	2	Regions Capital Markets

Purpose:	Proceeds of the Senior Credit Facilities shall be used (a) to provide a portion of the fundings required for the Borrowers’ acquisition of the assets of Spheris, Inc., and certain of its subsidiaries which are currently in Chapter 11 proceedings and 100% of the issued capital stock of Spheris India Private Limited (such transaction, “Project Saturn”), (b) for working capital purposes, capital expenditures, and other lawful corporate purposes; (c) to refinance existing debt; and (d) to pay transaction fees, costs, and expenses incurred in connection with the Senior Credit Facilities and Project Saturn.

Closing Date:	Anticipated to be April 19, 2010, but shall be the date on which all conditions precedent to the initial advance under the Senior Credit Facilities have been satisfied or waived in accordance with the terms of the definitive loan documents (the “Closing Date”). The Closing Date must occur on or before the date specified in the Commitment Letter.

Availability:	Revolving Credit Facility: Extensions of credit under the Revolving Credit Facility will be available to the Borrowers on and after the Closing Date. All loans made under the Revolving Credit Facility (each, a “Revolving Loan”) may be repaid and reborrowed, subject to the satisfaction of all applicable conditions precedent.

Swingline Subfacility: Swingline Lender has no obligation to make loans under the Swingline Facility (each, a “Swingline Loan”). Swingline Loans shall be subject to minimum amounts to be agreed upon. Each Lender will be deemed to have purchased an irrevocable and unconditional participation in each Swingline Loan.

Letter of Credit Subfacility: LC Issuer will issue Letters of Credit up to the amount of the Letter of Credit Subfacility, subject to the satisfaction of all applicable conditions precedent. Each Lender will be deemed to have purchased an irrevocable and unconditional participation in each Letter of Credit. No standby Letter of Credit will be issued if its expiry would occur more than 365 days after its issuance or after the stated Maturity Date. No documentary Letter of Credit will be issued if its expiry is more than 120 days after the date of its issuance or after the stated Maturity Date. No Letter of Credit will be issued after the date which is 30 days before the stated Maturity Date.

Term Loan Facility: The loan under the Term Loan Facility (such loan, the “Term Loan”) may be drawn only on the Closing Date, subject to the satisfaction of all applicable conditions precedent. All commitments under the Term Loan Facility shall expire on the earlier to occur of the making of the Term Loan and the close of business on the Closing Date.

Increases to the Revolving Credit Facility:	Subject to customary and reasonable conditions and provided that no default or Event of Default exists, the Borrowers will have the option,

Confidential	3	Regions Capital Markets

after the Closing Date, to increase the Revolving Credit Facility by an aggregate amount of $15,000,000 without Lender approval but subject to receipt of new or additional commitments from existing and/or new lenders.

Amortization and Maturity:	Revolving Credit Facility: The outstanding principal amount of all Revolving Loans and Swingline Loans (together with all accrued but unpaid interest thereon) shall be due and payable on, and the commitments under the Revolving Credit Facility shall terminate on, the fourth anniversary of the Closing Date (the “Maturity Date”).

Term Loan Facility: The Term Loan will be subject to quarterly amortization of principal, commencing on the first day of the first quarter commencing on or after the 90th day following the Closing Date, based upon the amounts of 10% in loan year 1, 20% in loan year 2, and 25% in loan years 3 and 4. In any event, the outstanding principal amount of the Term Loan (together with all accrued and unpaid interest thereon) shall be due and payable on the Maturity Date.

Voluntary Prepayments and Commitment Reductions:	The Borrowers may prepay Revolving Loans and Term Loans in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR loans. Each such prepayment of the Term Loan will be applied to the remaining principal installments thereof in the inverse order of the maturities thereof. The unutilized portion of the commitments under the Senior Credit Facilities may be irrevocably reduced or terminated by the Borrowers without penalty, subject to certain customary conditions.

Mandatory Prepayments:	In addition to the amortization set forth above, (a) 100% of all net cash proceeds from (i) sales of property and assets of Transcend and its subsidiaries (excluding sales of inventory in the ordinary course of business, exceptions set forth in the Existing Agreement (subject to Agent’s reasonable discretion), and other exceptions to be agreed upon in the definitive loan documents) and (ii) all involuntary dispositions of property and assets of Transcend and its subsidiaries, (b) 50% of all net cash proceeds from the issuance of additional equity interests of Transcend, and (c) 75% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of Transcend and its subsidiaries shall be applied to the prepayment of the Senior Credit Facilities in the following manner: first, ratably to the Term Loan (and to the principal installments thereof in inverse order of maturity) and, second, to the Revolving Credit Facility.

Additionally, the Borrowers shall prepay all Revolving Loans (or provide cash collateral for any Letters of Credit) to the extent the aggregate amount of Revolving Loans, the aggregate undrawn and unreimbursed amount of Letters of Credit, and Swingline Loans exceeds the Receivables Coverage Amount (as defined below in the section entitled “Financial Covenants”).

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Cash Management:	The Domestic Credit Parties will maintain a cash management system substantially similar to that in effect under, and on substantially the same terms that are set forth in, the Existing Agreement. The cash management system of Transcend’s foreign subsidiaries shall be subject to Agent’s satisfaction.

Collateral:	Each of the Credit Parties (subject to exceptions in the case of foreign Credit Parties) will grant Agent, for itself and on behalf of the LC Issuer, each Lender, and the Swingline Lender (and, to the extent applicable, their affiliates), a valid and perfected, first-priority (subject to certain exceptions to be set forth in the definitive loan documents) security interest in and to all of the following:

(a) All present and future shares of equity interests in each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each such first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to Transcend or any of its affiliates); provided, however, that, with respect to the Indian Sub, Transcend and MDSI shall, at its expense, (i) within 30 days following the Closing Date, submit to the Reserve Bank of India (“RBI”) an application (in form and substance reasonably satisfactory to Agent) seeking RBI’s consent to Transcend’s pledging 65% of the shares issued by the Indian Sub to Agent and, thereafter, diligently prosecute such application; (ii) within 30 days following RBI’s consent to such pledge, execute and deliver, and cause the Indian Sub to execute and deliver, a share pledge agreement (in form and substance satisfactory to Agent), to effect such pledge and thereafter take all such actions which are necessary to cause such pledge to be a first-priority (subject to permitted liens), perfected charge over such shares; and (iii) contemporaneously with the execution and delivery of such pledge agreement, deliver to Agent an opinion letter in form and substance, and delivered by Indian counsel, reasonably satisfactory to Agent. Additionally, MDSI and Transcend shall, on the Closing Date, deliver to Agent the original stock certificates evidencing their respective shares in the Indian Sub.

(b) All of the present and future property and assets, real and personal, of the Credit Parties, including, without limitation, equipment, inventory, and other goods, accounts receivable, owned real estate, fixtures, deposit accounts, securities accounts, commodities accounts, general intangibles, commercial tort claims, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; and

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

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The collateral will ratably secure the Borrowers’ and the other Credit Parties’ obligations in respect of the Senior Credit Facilities and certain treasury management and interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof), as will be set forth in the definitive loan documents.

The definitive loan documents may contain provisions which, if included, will (a) permit Agent to require after the Closing Date that copies certain material software designed or owned by Transcend or any of its subsidiaries be placed with a software escrow agent; (b) require Transcend and its subsidiaries to close after the Closing Date certain operating accounts which are not maintained at Regions Bank; (c) require Transcend and its subsidiaries to exercise best efforts to obtain after the Closing Date landlord and similar waivers for such locations as may be designated by Agent; and (d) require Transcend and its subsidiaries to exercise their best efforts after the Closing Date to obtain licensor consents with respect to the right of Agent to use (for purposes of exercising rights and remedies under the definitive loan documents) certain of their licensed software or to permit the Agent (in the exercise of its rights and remedies under the definitive loan documents) to effect the transfer of the licenses regarding such software to third persons, subject to reasonable conditions.

Conditions Precedent to Closing:	The closing and the initial extensions of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent:

(a) Execution and/or delivery of (i) definitive loan documents (including, without limitation, a credit and security agreement, promissory notes, guarantees, pledge agreements, and other loan documents as required by Agent and Lenders) by each of the parties thereto; (ii) closing certificates of the Credit Parties regarding solvency, absence of default, and accuracy of representations and warranties; and (iii) an opening Receivables Coverage Report, prepared as of the Closing Date;

(b) Delivery of certified articles of incorporation, formation, or organization, good standing certificates, and certified copies of other organizational documents, including, without limitation, bylaws, partnership agreements, authorizing resolutions of board of directors, and incumbency certificates for each Credit Party;

(c) Delivery of a favorable opinion of counsel for each Credit Party, including, without limitation, local counsel opinions where requested by Agent;

(d) All fees due and payable in connection with the Senior Credit Facilities (as stated herein, in the Commitment Letter, or in the Fee Letter) shall have been paid or arrangements satisfactory to Agent

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for the payment thereof with the proceeds of the initial extensions of credit under the Senior Credit Facilities shall have been made;

(e) There shall be no litigation which would reasonably be likely to have a material adverse effect on Transcend or any of its subsidiaries;

(f) The aggregate principal amount of all extensions of credit to be made on the Closing Date under the Senior Credit Facilities (including, without limitation, the undrawn amount of any Letters of Credit outstanding as of the Closing Date) shall not exceed $65,379,000;

(g) Agent shall have received an initial notice of borrowing and funds disbursement instructions;

(h) Subject to the section hereof entitled “Special Provisions Regarding Project Saturn,” no default or event of default shall exist on the Closing Date, after giving effect to all of the extensions of credit to be made to the Borrowers on the Closing Date;

(i) Agent shall have received fully executed copies of all agreements, instruments, and documents evidencing or governing Project Saturn (including, without limitation, that certain Stock and Asset Purchase Agreement dated on or about April 8, 2010, by and among Spheris Holding II, Inc., Spheris Inc., Spheris Operations LLC, Vianeta Communications, Spheris Leasing LLC, Spheris Canada Inc., and Transcend (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “APA”)), together with all exhibits, schedules, annexes, and other attachments thereto) and all items the parties thereto are required to deliver to the other under Sections 7.2 and 7.3, as applicable (collectively, the “APA Documents”), all of which shall be certified by an officer of Transcend as being true and complete;

(j) None of the APA Documents shall have been amended or modified in any way, other than:

(A) amendments and modifications which have been approved by Agent and the Lenders;

(B) amendments and modifications to the purchase price to be paid under the APA and the terms of payment thereof (but only if such amendments and modifications (1) do not result in the incurrence of indebtedness for borrowed money beyond the Senior Credit Facilities or (2) would not, in any material respect, be inconsistent with the terms set forth in this Term Sheet); and

(C) amendments and modifications which do not materially and adversely affect the Lenders;

(k) Delivery of certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained

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by Transcend or any subsidiary in connection with the Senior Credit Facilities and Project Saturn, and such consents, approvals, authorizations, registrations, filings, and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any governmental authority regarding the Senior Credit Facilities or Project Saturn thereof shall be ongoing;

(1) Agent shall be satisfied that all conditions precedent to the consummation of Project Saturn (whether stated in the documents evidencing or governing Project Saturn or in any legal orders or decrees) shall have been satisfied (and not waived, without Agent and the Lenders’ consent in writing); and

(m) If any Qualified Subordinated Debt (as such term is defined below) is to be issued on the Closing Date, then (i) Agent shall have received fully executed copies of all agreements, instruments, and documents evidencing or governing such Qualified Subordinated Debt (including, without limitation, all note purchase, credit, or loan agreements and all promissory notes, together with all exhibits, schedules, annexes, and other attachments thereto), all of which shall be in form and substance satisfactory to Agent and the Lenders and certified by an officer of Transcend as being true and complete and (ii) the lenders providing such Qualified Subordinated Debt shall have each executed and delivered an intercreditor agreement (which shall have been acknowledged and agreed to by the Borrowers) which satisfies the requirements therefor as set forth below in the definition of “Qualified Subordinated Debt.”

Conditions to All Extensions of Credit:	Usual and customary for transactions of this type, including, without limitation, accuracy of representations and warranties, absence of defaults, and, with respect to the issuance of Letters of Credit and the making of Swingline Loans, the absence of any defaulting lender. Each extension of credit under the Revolving Credit Facility will be subject to the Receivables Coverage Amount.

Special Provisions Regarding Project Saturn:	Anything in the Commitment Letter, this Term Sheet, the Fee Letter, the credit documentation, or any other letter agreement or other undertaking concerning the financing of the transactions to the contrary notwithstanding, (i) to the extent any representation or warranty being made on the Closing Date (and not thereafter) relates to the consents and the approvals needed to consummate Project Saturn, the historical business and operations of Spheris and its subsidiaries, or the ownership, quality, and character of the assets being purchased under the APA, the satisfaction of such representations and warranties shall be governed by satisfaction of those representations and warranties set forth in the APA and (ii) the definitive loan documents shall be in a form such that they do not impair availability of the Senior Credit Facilities on the Closing Date for purposes of paying the cash portion of the purchase price for Project

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Saturn, if the conditions expressly set forth in the Commitment Letter and this Term Sheet are satisfied.

Representations and Warranties:	Usual and customary for transactions of this type, including, without limitation, the following: (a) legal existence, qualification, and power; (b) due authorization, no contravention of law, contracts or organizational documents, and no imposition of liens other than permitted liens; (c) enforceability of loan documents; (d) capital structure and identification of subsidiaries, equity interests, and loan parties; (e) corporate identification information, title to properties, and priority of Agent’s liens; (f) licenses and permits; (g) identification of owned and leased real estate and status of title and rights thereto; (h) absence of casualties and condemnations or takings; (i) identification of deposit, securities, and commodities accounts; (j) intellectual property; (k) accuracy and completeness of specified financial statements, projections, and other information and absence of material adverse effects; (1) status of accounts receivable; (m) filing of tax returns, payment of taxes, and absence of tax liens; (n) material contracts; (o) solvency; (p) status of litigation; (q) burdensome contracts and restrictive agreements; (r) surety obligations; (s) governmental approvals; (t) third party approvals and consents; (u) no brokers or brokerage fees or commissions (other than a fee payable to Miller Buckfire & Co., LLC, or any of its affiliates, in an amount not to exceed 1.5% of the amount of the bid Transcend submits in connection with Project Saturn); (v) compliance with laws; (w) ERISA; (x) environmental status and compliance; (y) Investment Company Act and similar laws; (z) labor matters; (aa) relations with vendors and customers; (bb) margin stock; (cc) OFAC and compliance with anti-terrorism laws; (dd) accuracy and completeness of information and collateral disclosure documents; and (ee) no default; and (ff) use of proceeds. Subject to Agent’s reasonable discretion, the representations and warranties will be subject to baskets and reasonableness and materiality qualifiers to the same extent and of the same tenor as are in the Existing Agreement.

Affirmative Covenants:	Usual and customary for transactions of this type, including without limitation, (a) use of proceeds; (b) maintenance of existence and right to conduct business; (c) insurance matters; (d) inspections; (e) maintenance of books and records; (f) delivery and reporting of certain information (as further described in the section below entitled (“Financial Reporting”) and notices regarding, among other things, litigation, labor matters, material contract matters, default under loan documents and other debt instruments, actual or alleged violations of certain laws, circumstances having a material adverse effect, ERISA events, material change in accounting or financial reporting practices, and change of debt rating); (g) access to accountants, auditors management letters, and customer lists; (h) compliance with laws; (i) ERISA; (j) compliance with environmental laws; (k) compliance with margin and related regulations; (1) payment of taxes; (m) maintenance of cash management system and implementation of lockboxes and collections accounts; (n) maintenance of business and properties and maintenance, defense, and location of

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collateral; (o) obtaining third-party agreements; (p) after acquired collateral; (q) covenants regarding accounts receivable, equipment, and real estate; (r) future subsidiaries; and (s) and further assurances. Subject to Agent’s reasonable discretion, the affirmative covenants will be subject to baskets and reasonableness and materiality qualifiers to the same extent and of the same tenor as are in the Existing Agreement.

Negative Covenants:	Usual and customary for transactions of this type, including, without limitation, restrictions on (a) the incurrence of debt (including, without limitation, guarantees and other contingent obligations) (provided, however, that up to $10,000,000 of Qualified Subordinated Debt will be permitted); (b) existence of liens; (c) dividends and distributions; (d) investments; (e) disposition of assets; (e) payments on other debt; (f) mergers, acquisitions (subject to a per-acquisition basket (with an aggregate cap for the term of the Senior Credit Facilities) for acquisitions satisfying certain conditions precedent to be agreed upon), creation of subsidiaries, issuance of equity, changes to constitutional documents, changes to accounting policies or reporting practices, lines of business, and other fundamental changes; (g) restrictive or inconsistent agreements; (h) transactions with affiliates; (i) activities under ERISA; (j) sale and leaseback transactions; and (k) maintenance of, and performance, under material contracts. Subject to Agent’s reasonable discretion, the negative covenants will be subject to baskets and reasonableness and materiality qualifiers to the same extent and of the same tenor as are in the Existing Agreement.

As used in this Term Sheet, the term “Qualified Subordinated Debt” means unsecured indebtedness which:

(a) is made available to one or more of the Borrowers on the Closing Date in an aggregate initial principal amount not to exceed $10,000,000;

(b) is evidenced and governed by definitive documents which (i) do not contain any representations, warranties, covenants, or events of default which are more onerous to any Borrower than those which will be set forth in the definitive loan documents (with it being agreed that any representations, warranties, covenants, and events of default set forth in the subordinated debt documents which are measured or determined by reference to numerical information or data shall contain triggering amounts or thresholds which are, by a factor of not less than 10%, greater than or less than the amount set forth in any corollary provision of the definitive loan documents, such that a default would first occur under the definitive loan documents rather than the subordinated debt documents); (ii) do not permit any repayment of principal (whether scheduled, mandatory, or optional) without Agent’s and the Required Lenders’ prior written consent, until such time as the obligations and liabilities under the Senior Credit Facilities shall have been fully and finally paid (in cash) and performed and all obligations to extend credit under the Senior Credit Facilities shall have terminated (such time, the “Final Senior Payment”): (iii) do not provide for interest at a rate greater

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than 7.00% per annum (to the extent payable in cash) and 9.00% per annum (to the extent paid in kind); (iv) have a maturity which is not less than six years after the Closing Date; and (v) otherwise contain such terms and conditions which are acceptable to Agent and the Lenders on the Closing Date; and

(c) is provided by lenders who are satisfactory to Agent and who have entered into one or more intercreditor agreements with Agent providing for the subordination of such indebtedness on terms satisfactory to Agent and the Lenders (to include, without limitation, a prohibition on the exercise of any rights and remedies until a date which is not less than 91 days following Final Senior Payment).

Financial Covenants:	To include (without limitation):

(a) Fixed Charge Coverage Ratio of not less than 1.50 to 1.00, tested monthly, on a trailing twelve month basis. The Fixed Charge Coverage Ratio will be defined as EBITDA (as defined below), less any non-cash gains less cash taxes paid, less unfinanced capital expenditures, less any dividends and distributions divided by the sum of cash interest paid plus scheduled principal repayments.

(b) Total Leverage Ratio not to exceed 2.25 to 1.00, with a step-down to 2.00 to 1.00 at June 30, 2011. The ratio will be defined as Total Funded Debt to EBITDA and will be tested monthly.

(c) Net Worth (to be defined as the sum of (x) shareholders’ equity for Transcend and its consolidated subsidiaries plus (y) restructuring charges and transaction expenses (not to exceed, in the aggregate, $5,000,000) taken in Transcend’s 2010 fiscal year as a result of Project Saturn (including, without limitation, any in-process research and development charges relating to software which are taken as a result of Project Saturn and which were determined by an independent, third-party valuation firm)) must, at the end of each fiscal month, equal or exceed the sum of:

(i) 70% of shareholders’ equity (determined on a consolidated basis among Transcend and its consolidated subsidiaries as of March 31, 2010), plus

(ii) 100% of the amount credited to Transcend’s equity account for all equity issued by Transcend on or after March 31, 2010, plus

(iii) annual step-ups, each in an amount equal to 50% of positive net income from the preceding fiscal year (provided, however, that, with respect to Transcend’s 2010 fiscal year, the step-up shall be only 50% of the positive net income for the period commencing on April 1, 2010, through and including December 31, 2010).

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(d) Mandatory prepayment if at any time the outstanding Revolving Loans exceed the most recently, duly reported Receivables Coverage Amount.

The “Receivables Coverage Amount” will be the sum of (i) up to 85% (or such lesser percentage as Agent may determine from time to time) of Eligible Accounts, minus (ii) reserves determined by Agent from time to time in its reasonable credit judgment. “Eligible Accounts” means all of the Domestic Credit Parties’ accounts receivable which are not more than 60 days past due or 90 days past their original invoice date.

For purposes of calculating EBITDA under the definitive loan documents, EBITDA for each of the eleven fiscal months immediately preceding the fiscal month in which the Closing Date occurs shall be deemed to equal the amount for such fiscal month to be set forth in the definitive loan documents. EBITDA will contain an add-back for non-cash deductions related to stock compensation plans under FASB 123R.

Financial and Collateral Reporting:	The Borrowers will provide such financial and collateral reports as Agent may require, including the following:

(a) Annual Unqualified Audited Financial Statements prepared on a consolidated basis in accordance with GAAP and a covenant compliance certificate within 90 days after the end of each fiscal year, all certified by a firm of certified public accountants acceptable to Agent.

(b) Monthly Financial Statements prepared on a consolidated basis in accordance with GAAP and a covenant compliance certificate within 30 days after the end of each month.

(c) Quarterly Financial Statements prepared on a consolidated basis in accordance with GAAP within 45 days after the end of each fiscal quarter.

(d) Promptly deliver all regular and periodic reports and all registration statements and prospectuses, if any, filed by Transcend or any of its subsidiaries with any securities exchange or with the Securities and Exchange Commission.

(e) A report of the Receivables Coverage Amount (and the calculation thereof) and other collateral reports (to include an accounts summary aging, accounts payable aging and reconciliations of each to month end financial statements) prepared by management. Agent anticipates that, initially, the Borrowers will be required to deliver reports on the Receivables Coverage Amount on a monthly basis, but Agent reserves the right to require delivery more or less frequently in its discretion.

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(f) Projections prepared by management on a month-by- month basis will be provided 45 days after the beginning of each fiscal year.
Pricing, Fees, Expenses, and Indemnity:	Set forth on Addendum I, attached hereto and made a part hereof.

Events of Default:	Usual and customary in transactions of this type, including, without limitation, (a) nonpayment of principal, interest, fees, or other amounts; (b) failure to perform or observe covenants set forth in the definitive loan documents; (c) any representation or warranty shall prove to be incorrect when made or deemed made; (d) actual or attempted repudiation or revocation of any loan document by any Credit Party; (e) actual or asserted invalidity or impairment of any loan document; (f) defaults under other indebtedness exceeding an amount to be agreed upon; (g) monetary judgment defaults exceeding an amount to be agreed upon and material nonmonetary judgment defaults; (h) casualties or condemnations of property in excess of an amount to be agreed upon; (i) the implementation, existence, or occurrence of any governmental restraint, loss of a material license or contract, cessation of business, breach of a material contract, act of God, or labor dispute which continues for a duration to be agreed upon or has a material adverse effect; (j) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (k) inability to pay debts; (1) customary ERISA defaults; (m) indictment of Transcend or any of its subsidiaries (or any senior officer thereof, if related to his or her conduct as such senior officer) or commencement of criminal prosecution against Transcend or any of its subsidiaries if the penalty or remedy sought includes forfeiture of a material portion of the property or assets of Transcend or such subsidiary; and (n) customary change of control (to be based on a threshold of 35% of the issued shares of Transcend). Subject to Agent’s reasonable discretion, the events of default will be subject to thresholds, materiality qualifiers, and grace periods to the same extent and of the same tenor as are in the Existing Agreement.

Participations and Assignments:	Subject to the consents described below (which will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments of its rights and obligations under the Senior Credit Facilities to other financial institutions, subject to certain minimums. All assignments shall be of a constant, and non-varying percentage of the assignees rights under the Senior Credit Facilities.

Consents: The consent of the Borrowers will be required unless (a) an Event of Default has occurred and is continuing or (b) the assignment is to a Lender, an affiliate of a Lender, or an Approved Fund (as such term shall be defined in the definitive loan documents). The consent of Agent will be required unless the assignment is to a Lender, an affiliate of a Lender, or an Approved Fund.

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Assignments Generally: An assignment fee in the amount of $3,500 will be charged to each assigning Lender with respect to each assignment unless waived by Agent in its sole discretion. Each Lender will also have the right, without consent of Agent or any Borrower, to assign as security all or part of its rights under the loan documents to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the Guarantors.

Waivers and Amendments:	Amendments and waivers of the definitive loan documents will require the approval of Lenders holding loans and commitments representing at least 66-2/3% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the amendment of the voting percentages of the Lenders, (ii) the release of all or substantially all of the collateral securing the Senior Credit Facilities, and (iii) the release of all or substantially all of the Guarantors and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender; (ii) reductions of principal, interest, or fees; and (iii) extensions of scheduled maturities or times for payment. Any amendments or waivers affecting Agent, the LC Issuer, or the Swingline Lender will additionally require the consent of Agent, the LC Issuer, or the Swingline Lender, as applicable.

Governing Law:	State of Georgia

Other:	Each of the parties shall (a) waive its right to a trial by jury and (b) submit to the state and federal courts in Fulton County, Georgia.

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ADDENDUM I

PRICING, FEES, AND EXPENSES

Definitions:	As used in this document, the following terms have the following meanings:

(a) “Applicable Margin” means, with respect to any type of loan at any time of determination, the percentage rate per annum set forth in the following table, as determined by reference to the Leverage Ratio:

Level	Leverage Ratio	LIBOR Margin	Base Rate Margin
I	< 1.00 to 1.00	300 bps	200 bps

II	≥ 1.00 to 1.00 but < 1.50 to 1.00	325 bps	225 bps

III	≥ 1.50 to 1.00 but < 2.00 to 1.00	375 bps	275 bps

IV	≥ 2.00 to 1.00	425 bps	325 bps

The Applicable Margin will be adjusted on the first day of the month following the month in which Transcend delivers its financial statements and compliance certificates for each of its fiscal quarters. The first adjustment will occur on February 1, 2011, based on the financial statements and compliance certificate for the fiscal quarter ending on or about December 31, 2010. Until such time, the Applicable Margin will be based on (x) if the Closing Total Leverage Ratio (as such term is defined below) is greater than or equal to 2.00 to 1.00, Level IV, and (y) in all other case, Level III. As used herein (and in the Fee Letter), the term “Closing Total Leverage Ratio” means Total Funded Debt (as such term will be defined in the definitive loan documents but which will include, among other relevant items, all extensions of credit which will be made to any Borrower on the Closing Date or which otherwise are or will be outstanding on the Closing Date (including, without limitation, all extensions of credit under the Senior Credit Facilities and any Qualified Subordinated Debt)) to pro forma EBITDA of Transcend and its subsidiaries for the twelve-fiscal-month period ending on or about March 31, 2010, as set forth in version 21 of the projections provided to Agent by Transcend and exhibited in the Credit Statistics Summary of such projections.

(b) “Base Rate” means the greatest of (i) the Prime Rate, (ii) the Federal Funds rate, plus 0.50%, and (iii) LIBOR for an interest period of one month, plus 1.00%.

(c) “LIBOR” means the London Interbank Offered Rate, as determined from time to time by Agent in accordance with its customary procedures.

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(d) “Prime Rate” means the rate of interest per annum designated from time to time by Agent as its “prime rate” of interest. The Prime Rate is merely a reference rate and is not necessarily the lowest or best rate at which Agent makes loans or otherwise extends credit.

Interest Rates:	Revolving Loans (other than Swingline Loans): All Revolving Loans shall bear interest, at the Borrowers’ option, at the Base Rate or LIBOR, plus, in each case, the Applicable Margin.

Swingline Loans: All Swingline Loans shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans.

Term Loans: All Term Loans shall bear interest, at the Borrowers’ option, at the Base Rate or LIBOR, plus, in each case, the Applicable Margin.

Except as set forth in the following paragraph, accrued and unpaid interest shall be due and payable, in arrears, on the first day of each calendar month, on the Maturity Date, and at the time of any prepayment.

With respect to loans bearing interest based on LIBOR, the Borrowers may select interest periods of one, two or three months; provided, however, at no time may a LIBOR loan have maturity beyond the Maturity Date. At the end of any applicable interest period, the Borrowers may, on customary terms, convert or continue the applicable loan. Requests for LIBOR loans, the continuation of any LIBOR loan, or the conversion of any loan into a LIBOR loan shall be subject to a three-day notice period. Interest on each LIBOR loan shall be payable at the end of the interest period applicable to such LIBOR loan, but no less frequently than quarterly.

During the existence of an Event of Default under the loan documents, the Applicable Margin on obligations owing under the loan documents shall increase by 2% per annum over the rate otherwise applicable (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

Commitment Fee: On the first day of each calendar month and on the date on which the Revolving Credit Facility terminates, the Borrowers shall pay, in arrears, a commitment fee (the “Commitment Fee”) equal to (a) the daily amount (if any) by which the Revolving Credit Commitment exceeds the sum of the aggregate outstanding principal amount of all Revolving Loans and the aggregate amount of LC Obligations, times (b) 0.50% per annum. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

Letter of Credit Fees:	Monthly in arrears, the Borrowers will pay to Agent for the account of the Lenders a participation fee based on the amount available to be

Confidential	2	Regions Capital Markets

drawn under such Letter of Credit at a rate per annum equal to the Applicable Margin applicable to Revolver Loans which are LIBOR Loans (or, at all times when the default rate is applicable, at such rate plus 2.00% per annum). Additionally, the Borrowers will pay Agent, for the LC Issuer’s account, (a) at the issuance of, and upon any renewal of, any Letter of Credit a fee equal to the rate set forth in the Fee Letter and (b) all of the LC Issuer’s standard fees and expenses charged in connection with amendments to, draws under, and the administration of Letters of Credit.

Termination Fee:	None.

Agency Fee:	The Borrowers shall pay to Agent the Agency Fee as set forth in the Fee Letter.

Calculation and payment of Interest and Fees:	All calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year. All fees, once paid, shall be non-refundable in whole or in part.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, breakage or redeployment costs incurred in connection with prepayments of LIBOR loans, changes in capital adequacy and capital requirements, illegality, unavailability, reserves without proration or offset, and payments free and clear of withholding or other taxes.

Expenses and Indemnification:	In addition to the reimbursement and indemnification provisions set forth in the Commitment Letter, the Borrowers will pay all reasonable costs and expenses incurred in connection with the preparation, due diligence, administration, syndication, and closing of all loan documents, including, without limitation, the reasonable legal fees of counsel to Agent and Lead Arranger, regardless of whether the Senior Credit Facilities are closed or consummated.

The definitive loan documents will contain customary indemnity provisions which will require the Credit Parties to indemnify and hold harmless, and to reimburse, Agent, Swingline Lender, LC Issuer, and the Lenders and, as applicable, each of their affiliates and each of their respective shareholders, subsidiaries, affiliates, officers, directors, employees, agents, representatives and advisors (each an “Indemnified Party”) from, against, and for any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of, in connection with or related to (a) the Senior Credit Facilities, Project Saturn, or any other transaction contemplated herein or therein and the enforcement thereof, or (b) the defense of any investigation, litigation, or proceeding relating to the foregoing (subject in each case to customary gross negligence and willful misconduct exceptions). Moreover, the definitive loan documents will have customary provisions waiving special, indirect, consequential, or punitive damages in connection with the Senior Credit Facilities, Project Saturn, and each other transaction contemplated herein or therein. The Borrowers shall be required to pay for one field examination per year in the absence of an Event of Default.

Confidential	3	Regions Capital Markets

April 12, 2010

Transcend Services, Inc., and Medical Dictation Services, Inc.

One Glenlake Parkway

Suite 1325 Atlanta,

GA 30328

Attn:	Mr. Lance Cornell
Chief Financial Officer

Re:	$70,000,000 Senior Secured Credit Facility

Dear Lance:

This letter (the “Fee Letter”) sets forth certain fees payable by Transcend Services, Inc., a Delaware corporation (“Transcend”), and Medical Dictation Services, Inc., a Maryland corporation (“MDSI”; Transcend and MDSI, jointly and severally, the “Borrowers” and, each, a “Borrower”) in connection with the financing contemplated pursuant to the Commitment Letter dated the date hereof and provided herewith, among Regions Business Capital, a division of Regions Bank (the “Agent”), Regions Capital Markets, a division of Regions Bank (the “Lead Arranger”), Regions Bank, an Alabama bank (“Regions Bank”; Agent, Lead Arranger, and Regions Bank, collectively, the “Regions Entities” and, each, a “Regions Entity”), and the Borrowers (as amended, restated, supplemented, or otherwise modified from time to time, the “Commitment Letter”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Commitment Letter and the Term Sheet attached to the Commitment Letter. In consideration of the agreements contained in the Commitment Letter, the Borrowers agree to pay the fees set forth below in accordance with the terms hereof.

1.	Underwriting Fee. The Borrowers will pay to the Lead Arranger, for its own account, a fee (the “Underwriting Fee”) of 1.25% of the aggregate principal amount of the Senior Credit Facility. Such Underwriting Fee shall be for the underwriting of the Senior Credit Facility. $150,000 of the Underwriting Fee shall be payable on the date the Borrowers accept the Commitment Letter (the “Initial Portion”) and the remainder of the Underwriting Fee (the “Remaining Portion”) shall be payable in full upon the Closing Date. The Initial Portion shall be deemed fully earned on the date hereof. The Remaining Portion shall be deemed fully earned on the Closing Date. Any of the foregoing to the contrary notwithstanding, if on the Closing Date Bank of America (or any of its domestic affiliates, collectively, “BofA”) is a Lender under the Senior Credit Facility, then the Underwriting Fee will be reduced by an amount equal to 0.75% of the amount of the Senior Credit Facility to which BofA so commits, such reduction not to exceed $187,500. To the extent applicable, the amount by which the Underwriting Fee is reduced shall be accounted for by a reduction of the Remaining Portion, by reimbursement of any of the Underwriting Fee then already paid, or a combination thereof.

2.	Agency Fee. The Borrowers will pay to the Agent, for its own account, an annual fee (the “Agency Fee”) of $25,000 which will be due and payable in advance of closing and, thereafter, on each anniversary of the Closing Date until the Senior Credit Facility terminates. The initial payment of this Agency Fee will be deemed fully earned upon receipt thereof by Agent and each subsequent payment will be deemed fully earned upon each anniversary of the Closing Date. In any event, no installment of the Agency Fee, once paid, shall be refundable, in whole or in part.

3.

Upfront Fee. In addition to the other fees provided for herein, the Borrowers will pay an upfront fee (the “Upfront Fee”) to each Lender based on the amount of each Lender’s commitment to the Senior Credit Facility. The Upfront Fee will be in an amount mutually agreed upon by the Borrowers and the Lead Arranger, with it being anticipated that the Upfront Fee paid to the Lenders will range between 0.75% and (a) if the Closing Total Leverage Ratio (as such term is defined in the Term Sheet) is greater than or equal to 2.00 to 1.00, 1.25% and (b) in all other cases, 1.00%, subject, in each case, to the other provisions of this letter. The Upfront Fee received by Regions Bank shall be no less than the highest Upfront Fee (in basis points) received by any of the other Lenders. The Upfront Fee will be due and payable by the Borrowers on the Closing Date.

4.	Letter of Credit Fronting Fee. The Borrowers will pay to the LC Issuer for its own account a fronting fee equal to with respect to each standby Letter of Credit issued and outstanding, 0.25% per annum of the amount available to be drawn under such Letter of Credit, payable quarterly in arrears, subject to a higher rate if any default rate becomes applicable under the Facility.

5.	Funding Fee. The Borrowers will pay to Regions Bank for its own account on the Closing Date a funding fee equal to 0.40% of the amount by which Regions Bank’s commitment exceeds $25,000,000 on the Closing Date (the “Funding Fee”); provided, however, that (a) Regions Bank will refund to the Borrowers 100% the Funding Fee for each dollar of its commitment which is assigned to a different Lender after the Closing Date and on or before May 5, 2010, and (b) Regions Bank will refund to the Borrowers 50% of the Funding Fee for each dollar of its commitment which is assigned to a different Lender after May 5, 2010, and on or before May 31, 2010. The aggregate amount of refunds made under this paragraph 5 shall not exceed the Funding Fee paid by the Borrowers on the Closing Date.

6.	Bank of America Arranging Fee. As contemplated in Section B of the Commitment Letter, the Regions Entities hereby agrees that, if Bank of America (or any of its affiliates) is a Lender on the Closing Date, the Borrowers may pay Bank of America or such affiliate an arranging fee in an amount not to exceed $50,000, which fee shall be in addition to any Upfront Fee it may otherwise be entitled to in its capacity as a Lender.

The Regions Entities reserve the right at any time from the date hereof up to and including October 1, 2010 (such period, the “Flex-Period”) (whether before or after the execution and delivery of the definitive loan documentation and whether or not there are Lenders in the Senior Credit Facility other than Regions Bank), to change all or any of the terms, structure, or pricing of the Senior Credit Facility to (a) increase the overall pricing of the Senior Credit Facility through increasing the Applicable Margins or Upfront Fees or issuing any portion of the Senior Credit Facility with original issue discount (“OID”; the items referred to in this clause (a), “Pricing Flex”), (b) add a LIBOR floor (which, in no event, will exceed 1.50%), (c) add a mandatory prepayment based on excess cash flow (provided that, if implemented, the first fiscal period for which an excess cash flow prepayment would be required would be the fiscal year ending on or about December 31, 2011, and no excess cash flow prepayment would be required if, for the applicable fiscal year, the Total Leverage Ratio (as defined in the Term Sheet and formalized in the definitive loan documents) were less than 1.25:1.00), (d) reallocate commitments among the Senior Credit Facility, (e) modify the security package, or (f) effect any combination of the foregoing, if we determine, reasonably and in good faith, that such changes are advisable in order to ensure a successful syndication thereof during the Flex-Period; provided that (i) the aggregate combined amount of the Senior Credit Facility shall remain unchanged and (ii) any exercise of Pricing Flex would be applied as (A) a percentage increase in the Applicable Margins or (B) a percentage increase in the Upfront Fees or the issuance of any OID (based on an assumed three-year life to maturity for the entire Facility); provided, further, that the aggregate effect of Pricing Flex would be limited to 1.25%, with such percentage to be implemented in one, or allocated between, the items in the foregoing clauses (i) and (ii), as determined by the Regions Entities. For purposes hereof, “successful syndication” shall be deemed to mean a syndication in which Regions Bank has been able to reduce its underwriting exposure to or below its target hold level of $25,000,000. The rights of the Agent and the Lead Arranger under this paragraph will survive execution of the definitive loan documentation and any borrowings thereunder and will continue in effect until the earlier to occur of (x) achieving a successful syndication and (y) the expiration of the Flex-Period. In the event that the definitive loan documentation is executed and delivered before the completion of such syndication and efforts, the Borrowers agree that they will execute during the Flex-Period any amendment to such definitive loan documentation reasonably deemed necessary or advisable by the Regions Entities to effect such changes and that any failure to do so shall be an event of default under the definitive loan documentation as though fully set forth therein.

Once paid, each of the foregoing fees (and any fees contemplated in the Commitment Letter or any subsequent commitment letter from any Regions Entity) will be fully earned and will not be refundable, in whole or in part. All fees payable hereunder and under the Commitment Letter or any subsequent commitment letter from any Regions Entity shall be payable in U.S. Dollars and shall be paid in immediately available funds. The foregoing fees are in addition to any other fees which may be agreed to by the Borrowers in any other commitment letter, fee letter, credit agreement or loan document, and such fees (other than the Upfront Fee described above and payable to Regions Bank as a Lender) are in addition to any other fees payable to Regions Bank in its capacity as a Lender. The Lead Arranger reserves the right to allocate, in whole or in part, to Regions Bank or Agent certain fees payable to the Lead Arranger hereunder in such manner as the Lead Arranger and Regions Bank or the Agent, as applicable, shall agree in their sole discretion. Further, the foregoing fees will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter, and will be free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes).

This Fee Letter shall be subject to the confidentiality provisions set forth in the Commitment Letter regardless of whether this letter is signed by the Borrowers and such confidentiality provisions shall survive the termination of the Commitment Letter.

No amendment, waiver, or modification of any provision hereof shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Fee Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Fee Letter by facsimile, e-mail in Adobe Corporation’s Portable Document Format (or PDF), or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Fee Letter.

Unless this Fee Letter is received along with the Commitment Letter by the date specified therein, none of the Regions Entities shall have any obligation under the Commitment Letter.

Upon the execution and delivery of this Fee Letter, this Fee Letter will supersede, in its entirety, that certain letter dated as of April 8, 2010, from the Regions Entities to the Borrowers regarding “$65,000,000 Senior Secured Credit Facility,” which referred to itself as the “Fee Letter.”

[Continued on following page.]

We look forward to working with you on this important transaction.

Very truly yours,

REGIONS BUSINESS CAPITAL, A DIVISION OF REGIONS BANK

By:	/s/ Carol J. Langerdorfer
Name:	Carol J. Langerdorfer
Title:	Senior Vice President / Managing Director

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

By:	/s/ Nikki Mullan
Name:	Nikki Mullan
Title:	Vice President

REGIONS BANK

By:	/s/ Carol J. Langerdorfer
Name:	Carol J. Langerdorfer
Title:	Senior Vice President / Managing Director

ACCEPTED AND AGREED
This 12th day of April, 2010:

TRANSCEND SERVICES, INC.

By:	/s/ Lance Cornell
Name:	Lance Cornell
Title:	CFO

MEDICAL DICTATION SERVICES, INC.

By:	/s/ Lance Cornell
Name:	Lance Cornell
Title:	CFO